SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
     SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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(Amendment No. )

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[X]	Soliciting Material Under Rule 14a-12

THERASENSE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Filed by TheraSense, Inc. pursuant to Rule 14a-12
of the Securities and Exchange Act

     The following is the text of a joint press release (the “Joint Press Release”) issued by TheraSense, Inc. and Abbott Laboratories on January 13, 2004:

For Immediate Release
Abbott
Media
Rhonda Luniak
(847) 938-8408

Don Braakman
(847) 937-1237

Financial Community
Christy Wistar
(847) 938-4475

John Thomas
(847) 938-2655

TheraSense
Maureen Tiongco
510-749-5400

Abbott Laboratories to acquire Therasense
 – Acquisition Strengthens Abbott's Presence in the Large and Growing
Blood Glucose Monitoring Market with Advanced Technology –

     ABBOTT PARK, Ill., and ALAMEDA, Calif., Jan. 13, 2004 – Abbott Laboratories (NYSE: ABT) and TheraSense, Inc. (Nasdaq: THER) today announced that the companies have entered into an agreement for Abbott to acquire all of the capital stock of TheraSense for $27 per share in cash. TheraSense, based in Alameda, Calif., develops, manufactures and markets FreeStyle® blood glucose self-monitoring systems, and is a leader in developing systems that feature a very small sample size, rapid test results and less painful testing.

     "Together with TheraSense, Abbott can build on its success in the blood glucose monitoring business. We will continue to promote both the MediSense and TheraSense products and brands. This transaction will allow us to better serve the needs of people with diabetes through advanced technology, a promising pipeline, a broader product line, and critical mass in research, development, sales and marketing," said Ed Fiorentino, president, MediSense Products, Abbott Laboratories. "In addition, we will provide TheraSense products with a greater international presence and infrastructure through the global reach of our existing MediSense business."

     Under the terms of the agreement, Abbott will acquire all of the outstanding stock of TheraSense for $1.2 billion, net of cash currently held by TheraSense. Excluding one-time charges, the acquisition will result in an approximately one-cent reduction in earnings per share in 2004, and is expected to be accretive thereafter. The transaction is expected to result in one-time charges in the second quarter, primarily for in-process research and development, and throughout 2004 for integration expenses. The transaction is subject to: approval by holders of a majority of TheraSense common stock at a special meeting of stockholders; regulatory approvals; and customary closing conditions. Closing is expected during the second quarter of 2004.

     "Abbott is the ideal fit for TheraSense. They share our mission of improving the lives of people with diabetes," said W. Mark Lortz, chairman, president and chief executive officer, TheraSense. "The combination will create significant opportunities in research and development as we progress toward helping people with diabetes through advancements in continuous blood glucose monitoring and future integrated systems."

     Abbott entered the blood glucose monitoring field with the acquisition of MediSense in 1996. MediSense was the first company to commercialize biosensor technology and grew rapidly with its product, Precision QID®. Today, MediSense continues to offer additional innovative products such as Precision Xtra™, the first blood glucose monitor to offer ketone testing, and Precision PCx™, a hand-held, point-of-care blood glucose monitoring system used in the hospital setting. Each day, Abbott MediSense Products help more than 2.5 million people manage diabetes around the world.

     TheraSense's entry into the field of diabetes testing began in mid-2000 with the launch of its FreeStyle® blood glucose monitoring system. The company's FreeStyle® system has a very small sample size requirement (0.3 microliter), which is 50-90 percent less than most conventional testing systems. This permits finger testing or less painful alternate site testing on the forearm, upper arm, thigh, calf and base of the hand. In October 2003, TheraSense launched its FreeStyle Flash™ blood glucose monitoring system. FreeStyle Flash™ combines the world's smallest glucose meter with a very small sample size, a fast test time of about seven seconds, a backlit panel display, a lighted test strip port for easy testing at night or in other low light conditions, and four customizable daily alarms.

     TheraSense recently submitted a Premarket Approval application (PMA) with the U.S. Food and Drug Administration (FDA) for its FreeStyle Navigator™ Continuous Blood Glucose Monitor. FreeStyle Navigator™ is designed to provide real time glucose data, hypo- and hyperglycemic alarms and trend analysis. FreeStyle Navigator™ utilizes TheraSense's patented Wired Enzyme™ technology and is designed to measure glucose levels in the patient's interstitial fluid every 60 seconds and transmit the results to a wireless pager-sized receiver that may be worn on a belt or carried in a pocket or purse.

     The CozMore™ Insulin Technology System is being developed by TheraSense in conjunction with Deltec, Inc., a leading provider of infusion systems. This product is scheduled to be launched in the second quarter of 2004 by Deltec. This system helps people with diabetes take charge of their daily diabetes management by combining the TheraSense blood glucose testing system and insulin delivery options in a small system that is designed to be easy to use.

     The World Health Organization estimates that there are 185 million people with diabetes worldwide with only 40 percent diagnosed and treated. This number is expected to grow to 500 million by 2025 due to aging populations, sedentary lifestyles and increasing obesity. The blood glucose monitoring market is expected to have reached more than $5 billion in sales in 2003, and is projected to grow approximately 10 percent compounded annually.

About TheraSense

     TheraSense develops, manufactures and sells easy to use glucose monitoring systems designed to reduce the pain of testing for people with diabetes. The company began selling its first product, the FreeStyle® blood glucose monitoring system, in June 2000. The FreeStyle system has wide distribution in the United States through national retailers including Walgreens, Wal-Mart, CVS, Eckerd and Rite Aid. The TheraSense headquarters and test strip manufacturing facility are located in Alameda, Calif. Additional information about TheraSense is available at www.therasense.com.

About MediSense Products

     Abbott Laboratories, MediSense Products, located in Bedford, Mass., is a leader in the development of products designed to help patients and caregivers better manage diabetes. The company designs, develops and manufactures several glucose monitoring systems and test strips for use in both home and hospital settings. Among its leading brands are Precision Xtra™/Optium™, Precision PCx™ and Precision QID®. Abbott Laboratories, MediSense Products also produces Precision Link®, a personal diabetes data management system, and distributes Precision Sure-Dose™ Insulin Syringes. Additional information about MediSense Products is available at www.medisense.com.

About Abbott Laboratories

     Abbott Laboratories is a global, diversified health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals, nutritionals, and medical products, including devices and diagnostics. The company employs more than 70,000 people and markets its products in more than 130 countries. In 2002, the company's sales were $17.7 billion.

      Abbott's news releases and other information are available on the company's Web site at www.abbott.com.

Private Securities Litigation Reform Act of 1995 –
A Caution Concerning Forward-Looking Statements

     Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott and TheraSense caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements including that the conditions precedent to the completion of the acquisition may not be satisfied or necessary regulatory approval will not be obtained. Economic, competitive, governmental, technological and other factors that may affect Abbott's operations are discussed in Exhibit 99.1 of its Securities and Exchange Commission Form 10-Q for the period ended Sept. 30, 2003, and are incorporated by reference. For a description of factors that may affect TheraSense's future results, see discussion under "Risk Factors Affecting Operations and Future Results" in TheraSense's Form 10-Q for the quarter ended Sept. 30, 2003, and periodic reports filed with the Securities and Exchange Commission. Abbott and TheraSense undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Participants in the Solicitation

     In connection with the proposed merger, TheraSense will file a proxy statement and other relevant documents with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THERASENSE AND ABBOTT THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THERASENSE BY DIRECTING A REQUEST TO: INVESTOR RELATIONS, THERASENSE, INC., 1360 SOUTH LOOP ROAD, ALAMEDA, CA 94502; PHONE (510) 749-5400. DOCUMENTS FILED WITH THE SEC BY ABBOTT MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM ABBOTT BY DIRECTING A REQUEST TO: INVESTOR RELATIONS, ABBOTT LABORATORIES, 100 ABBOTT PARK, ROAD, ABBOTT PARK, IL 60064; PHONE (847) 937-7300.

     TheraSense, Abbott and their respective directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of TheraSense's stockholders and their interests in the solicitation will be set forth in the proxy statement when it is filed with the SEC.

* * *

     The following is the text of an email message delivered by W. Mark Lortz to all TheraSense employees on January 13, 2004 with respect to the merger (the “Employee Email”):

     This morning we announced a merger with Abbott Laboratories. We will be holding employee meetings at 9:30 a.m. and 10:30 a.m. (first come first served) in the Heller conference rooms to discuss this favorable event with all of you.

     I have attached the press release announcing the merger, a letter from Abbott Laboratories to TheraSense employees, and fact sheets on Abbott and MediSense, its diabetes care unit.

     In connection with the proposed merger, TheraSense will file a proxy statement and other relevant documents with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THERASENSE AND ABBOTT THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THERASENSE BY DIRECTING A REQUEST TO: INVESTOR RELATIONS, THERASENSE, INC., 1360 SOUTH LOOP ROAD, ALAMEDA, CA 94502; PHONE (510) 749-5400. DOCUMENTS FILED WITH THE SEC BY ABBOTT MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM ABBOTT BY DIRECTING A REQUEST

TO: INVESTOR RELATIONS, ABBOTT LABORATORIES, 100 ABBOTT PARK, ROAD, ABBOTT PARK, IL 60064; PHONE (847) 937-7300.

     TheraSense, Abbott and their respective directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of TheraSense's stockholders and their interests in the solicitation will be set forth in the proxy statement when it is filed with the SEC.

* * *

      The Employee Email attached the Joint Press Release.

* * *

     The following is the text of an attachment to the Employee Email: January 13, 2004 To our future colleagues at TheraSense:

     On behalf of all of the employees of Abbott Laboratories around the world, we are very pleased to welcome you to our company. We are excited about the potential that this opportunity brings to the employees of both Abbott and TheraSense, and we would like to provide you with some additional information about our company and explain what this development will mean for all of us.

     We want to assure you that the combination of TheraSense with Abbott’s MediSense Products is a positive move for both companies—and for the people with diabetes that we serve. Our goal is to make the transition happen as swiftly and smoothly as possible so we can focus on what’s most important: bringing superior health care products and technologies to the people who need them.

     Abbott Laboratories is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including devices and diagnostics. We market our products in more than 130 countries. Upon closing of the deal, you will be joining Abbott’s diabetes care business, which will consist of MediSense and TheraSense operations. The new organization will be led by Ed Fiorentino, the current President of MediSense.

     We look forward to the opportunity to meet with many of you. In fact, Ed Fiorentino will be at TheraSense to meet with you during the week of January 19. We invite you also to visit our Web site, www.abbott.com, to learn more about us. Throughout the transition, we will be providing ongoing communications about Abbott. However, you should know that it is our intention to maintain and invest in the Alameda site.

     We realize that you are likely to have many questions about the transition. We are currently evaluating how our organizations will best fit together, and anticipate that much of the structure will be determined in the next few months. We’ll continue to communicate our progress. Abbott needs talented people to help drive our business, and we will be looking to you to help drive that growth.

     We are confident that, with our combined efforts, we will continue to make tremendous progress in our goal to better serve the needs of people with diabetes.

Best Regards,

Richard A. Gonzalez	Edward J. Fiorentino
President and Chief Operating Officer,	President, MediSense
Medical Products

     In connection with the proposed merger, TheraSense will file a proxy statement and other relevant documents with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY

STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THERASENSE AND ABBOTT THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THERASENSE BY DIRECTING A REQUEST TO: INVESTOR RELATIONS, THERASENSE, INC., 1360 SOUTH LOOP ROAD, ALAMEDA, CA 94502; PHONE (510) 749-5400. DOCUMENTS FILED WITH THE SEC BY ABBOTT MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM ABBOTT BY DIRECTING A REQUEST TO: INVESTOR RELATIONS, ABBOTT LABORATORIES, 100 ABBOTT PARK, ROAD, ABBOTT PARK, IL 60064; PHONE (847) 937-7300.

     TheraSense, Abbott and their respective directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of TheraSense’s stockholders and their interests in the solicitation will be set forth in the proxy statement when it is filed with the SEC.

* * *

      The following is the text of an attachment to the Employee Email:

ABBOTT FACT SHEET

      Abbott Overview

     Founded more than 100 years ago by Chicago physician Dr. Wallace C. Abbott, Abbott Laboratories has emerged as one of the world's top health care companies. Today, Abbott discovers, develops, manufactures, and markets products and services that span the continuum of care – from prevention and diagnosis, to treatment and cure. Abbott casts a keen focus on areas with the greatest unmet medical need, such as oncology, infectious diseases, diabetes, obesity, immunology, and cardiovascular disease.

     With industry-leading internal research capabilities, Abbott combines science and innovation to develop breakthrough medical technologies that advance patient care through leading pharmaceuticals and medical products, including diagnostics, medical devices and nutritionals. About 40 percent of sales are outside of the United States and more than 70,000 employees in 130 countries around the world support Abbott's vision to be the world's premier health care company, and to bring maximum benefit to patients.

Abbott At A Glance
Worldwide headquarters:	Abbott Park, Ill.
Web address:	www.abbott.com
Primary business:	Pharmaceutical Products group, Medical Products group, including diagnostics, devices and nutritionals
Employees:	70,000
Facilities:	135 worldwide
Manufacturing sites:	60
Countries where products sold:	130
Chairman and CEO:	Miles D. White (since 1999)
2002 annual sales:	$17.7 billion

VISION AND CENTRAL PURPOSE

      Vision

     Abbott's vision is to be the world's premier health care company by being the best health care supplier, employer, business partner, investment and neighbor.

      Central Purpose

      To develop breakthrough health care products that advance patient care for diseases with the greatest unmet medical need

FINANCIAL PROFILE

  Since becoming a public company in 1929, Abbott's financial performance has ranked among the best in the world.

  Abbott's 2002 sales and net earnings were $17.7 billion and $3.2 billion, respectively, with diluted earnings per share of $2.06, excluding one-time charges.

  Abbott's market value – the total value of its issued stock – places it among the top 50 companies in the United States, and the top 100 companies in the world. Many investors value Abbott more than many larger companies with much higher sales because of its consistent growth and stable earnings. For instance:

    In December 2003, Abbott recorded its 320th consecutive quarterly dividend to be paid to shareholders since 1924.

    For the 10-year period ending Dec. 31, 2002, Abbott (215 percent) outperformed the S&P 500 Index (142 percent) in price appreciation and dividends.

    As chronicled in From Good to Great: Why Some Companies Make the Leap … and Others Don't, author Jim Collins notes that "…from its transition date in 1974 to 2000, [Abbott] created shareholder returns that beat the market 4.5 to 1."

  The company's financial performance consistently places it high in the rankings of major business publications, including FORTUNE magazine's list of the 500 largest U.S.-based corporations and the Forbes list of Super 100 companies, based on sales, profits, assets and market value. Abbott also is listed in the Barron's 500, and was ranked 21st in FORTUNE magazine's "America's Best Wealth Creators."

  A broad and deep pipeline of new products plus strategic acquisitions, alliances, and product licensing add significantly to Abbott's financial strength.

Recent awards and honors

  Named as one of "America's Most Admired Companies" every year since 1984 by FORTUNE magazine.

  Repeatedly honored by FORTUNE magazine as one of the best companies in the country for its diversity practices and initiatives, including six straight years since the publication began its "50 Best Companies For Asians, Blacks and Hispanics" rankings.

  Named for the second consecutive year in 2003 by Working Mother magazine as one of the 10 best employers and for the third year named on the magazine's prestigious annual list of "100 Best Companies for Working Mothers."

  Selected as one of "10 Best Companies for Women" by Health magazine in 2002, Abbott is both the only health care company on the list and the only company headquartered in Illinois. Those on the list are recognized for excelling in helping women balance their work and personal lives.

  Listed by Money magazine as one of the top 30 stocks.

  Ranked by Money magazine in 2002 as having the third best benefits package in the country.

  Ranked in the Business Week 50: "The Best Performers."

  Listed #27 in the 500 Employers of Choice (for 2001) by USA Today Employment Review.

  Lauded as one of the top five companies to work for in Chicago by Chicago Magazine.

  Received the 2001 Governor's Family Investment Award in recognition of its innovative work/life programs and family-friendly benefits.

  Received the 2002 Corporate Friend of Children Award from the Child Welfare League of America, in recognition of Abbott's ongoing support of children and families. Specifically, Abbott was recognized for its innovative efforts to form partnerships with government and other public entities to improve the quality of child care across the country.

  Ranked #13 in Black Collegian magazine's Top 50 Diversity Employers Survey in 2002 – and first among all pharmaceutical companies.

  Ranked in Minority MBA magazine's list of the "Top Companies for Minority MBAs."

  Named to Next Step's Diversity 100: America's Most Diverse Corporations by Next Step magazine in 2001.

  Listed by BestJobsUSA as one of the best employers in the country.

  Received five-star ratings in all internship program categories (selectivity, compensation, and quality of life) by Princeton Review's America's Top Internships.

Abbott history

1888	Dr. Wallace C. Abbott, M.D., begins producing dosimetric granules in his apartment on Chicago's North Side. He is a pioneer in the new science of pharmaceutical medicine.

1900	The business is officially incorporated in Illinois as the Abbott Alkaloidal Company.

1915	The company changes its name to Abbott Laboratories.

1920	Dr. Abbott breaks ground for a new manufacturing facility in North Chicago, Ill. This facility will serve as the company's world headquarters for more than 40 years, and remains the company's primary manufacturing location today.

1921	Dr. Abbott dies at the age of 63. In the 33 years since he started his company, he had helped to significantly improve pharmaceutical science, modernize the production of medications, and educate physicians on critical changes in medical practice.

1929	Abbott stock is listed on the Chicago Stock Exchange. The offering is $20,000 shares at $32 each.

1931	Abbott establishes its first international affiliate in Montreal, Canada. The company's international presence will grow steadily.

1936	Abbott introduces the anesthetic agent Pentothal, developed by Abbott scientists, Dr. Ernest Volwiler and Dr. Donalee Tabern. For this discovery, they are named to the U.S. Inventors Hall of Fame in 1986.

1941	Abbott is one of the five pioneers in the United States to start commercial production of penicillin – the "Wonder Drug" that was the first practical antibiotic. Penicillin's impact was immediate: during World War I, the death rate from pneumonia in the U.S. Army was 18 percent; in World War II, it fell to less than 1 percent.

1952	Erythromycin, a new antibiotic with good activity against gram-positive bacteria, is introduced.

1962	Abbott enters a joint venture with Dainippon Pharmaceutical Co., Ltd., of Osaka, Japan, to manufacture radiopharmaceuticals. Major plant expansions are completed in England, Italy and France.

1964	The company merges with M&R Dietetic Laboratories, of Columbus, Ohio, best known as the makers of Similac® infant formula. M&R eventually becomes Abbott's Ross Products Division.

1965	Abbott moves major operations to Abbott Park, a 420-acre site southwest of its North Chicago headquarters.

1973	Abbott forms its Diagnostics Division to bring together all diagnostic products and services. The company also introduces Ensure®, the first adult medical nutritional.

1977	TAP Pharmaceuticals Inc., now known as TAP Pharmaceutical Products Inc., is formed as a joint venture between Abbott and Takeda Chemical Industries, Ltd.

1980	Abbott acquires Sorenson Research of Salt Lake City, Utah, a leading maker of innovative medical disposables.

1983	In Japan, Abbott merges three facilities into one unified health care company called Dainabot, K.K.

1985	Abbott wins U.S. approval to market the world's first diagnostic test for AIDS. TAP receives approval for Lupron®, a new therapy for prostate cancer, and ADD-Vantage®, a unique IV drug-delivery system, is launched.

1987	Hytrin®, a new cardiovascular drug for treatment of hypertension, receives U.S. FDA approval.

1988	Abbott celebrates its centennial. The IMx immunoassay system, which allows high and low molecular weight analytes to be used in testing for fertility, rubella, congenital disease, cancer, hepatitis, and endocrine function goes on to become one of the best-selling products in Abbott's history.

1990	Clarithromycin, an important new macrolide antibiotic, is introduced.

1991

Several major products are introduced worldwide, including Survanta®, for treatment of neonatal respiratory distress syndrome. Abbott enters the hematology testing market with the acquisition of Sequoia-Turner Corp.

1993	Hytrin receives U.S. FDA clearance for use in treating symptoms of benign prostatic hyperplasia (BPH), a condition of the prostate. Abbott launches AxSym®, a new, labor-saving diagnostic system.

1994	Abbott introduces Sevoflurane®, the first truly universal anesthetic, and completes to cross-license LCR and PCR, two gene amplification technologies.

1995	Joint venture TAP Pharmaceutical Products Inc. receives approval for Prevacid®, a proton pump inhibitor used in treating ulcers. Abbott's diagnostic division introduces Abbott Prism®, the first fully automated, high-volume blood analyzer.

1996	The company receives U.S. FDA clearance for Norvir, one of the first protease inhibitors for treatment of HIV and AIDS, changing the treatment of the disease. The company enters the blood glucose monitoring market with its acquisition of MediSense, Inc. Similac® Advance is launched in several international markets.

1997	Abbott acquires the parenteral products business, which helped the hospital products area expand the company's drug-delivery business, and provided Abbott with worldwide rights to pre-filled, single-dose syringe technology with Sanofi Pharmaceuticals proprietary drug-delivery system. The company also launches several new products, including an improved Similac infant formula in the United States that includes nucleotides at a patented level and ratio patterned after the potentially available nucleotides in breast milk.

1998	Abbott launches Glucerna® shakes and snack bars, specially formulated nutritionals for people with diabetes. Depakote® surpasses lithium as the most-prescribed drug for treating mania.

1999	Abbott launches Architect®, a next-generation diagnostic system, and acquires Perclose, Inc., strengthening its presence in the vascular market.

2000	Abbott receives U.S. FDA approval for five new drugs, including Kaletra®, an advanced-generation protease inhibitor for the treatment of HIV/AIDS, Biaxin® XL, a once-daily version of its flagship antibiotic and Depakote® ER, for migraine prevention.

2001	Abbott completes the acquisition of the pharmaceutical business of BASF AG, including the global operations of Knoll Pharmaceuticals. In addition, Abbott acquires Vysis, Inc., a leading genomic disease management company.

2002	Abbott receives U.S. FDA approval for Humira®, previously know as D2E7, for the treatment of rheumatoid arthritis (RA). Abbott acquires the cardiovascular stent business of Biocompatibles International plc., and enters an alliance with Medtronic, Inc. to market stent delivery systems. Abbott and Celera Diagnostics form a strategic alliance to develop, manufacture and market a broad range of molecular diagnostic products for disease detection, monitoring and therapy selection. Abbott also formed a strategic alliance with Millenium Pharmaceuticals for the joint discovery, development and commercialization of a full spectrum of both drugs and molecular diagnostics for the treatment and management of obesity and diabetes. This alliance links complementary competencies by pairing Millennium's genomics platform and target discovery effort with Abbott's drug development, manufacturing, commercialization and diagnostic expertise. Internationally, the company continues to grow and now has locations in 140 countries.

2003	The European Union grants marketing authorization for Humira, for the treatment of rheumatoid arthritis (RA). Abbott acquires i-STAT, a leader in point of care diagnostics; ZonePerfect®, a line of nutritional products; Spinal Concepts, a maker of devices for spinal disorders, diseases and injuries; and the coronary and peripheral product line of JOMED. In addition, Abbott announced plans to spin off its core hospital products business. Abbott introduced the Cell-Dyn 1800 hematology analyzer.

    In connection with the proposed merger, TheraSense will file a proxy statement and other relevant documents with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THERASENSE AND ABBOTT THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THERASENSE BY DIRECTING A REQUEST TO: INVESTOR RELATIONS, THERASENSE, INC., 1360 SOUTH LOOP ROAD, ALAMEDA, CA 94502; PHONE (510) 749-5400. DOCUMENTS FILED WITH THE SEC BY ABBOTT MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM ABBOTT BY DIRECTING A REQUEST TO: INVESTOR RELATIONS, ABBOTT LABORATORIES, 100 ABBOTT PARK, ROAD, ABBOTT PARK, IL 60064; PHONE (847) 937-7300.

     TheraSense, Abbott and their respective directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of TheraSense’s stockholders and their interests in the solicitation will be set forth in the proxy statement when it is filed with the SEC.

* * *

      The following is the text of an attachment to the Employee Email:

MEDISENSE FACT SHEET

MediSense Overview

     Abbott Laboratories, MediSense Products was established in 1996 through the acquisition of MediSense Inc. MediSense® was first formed as Genetics International by James McCann, Bernie Triedl and Ronald Zwanziger in 1981 while at Harvard Business School. It was created as a vehicle for developing new and promising technologies.

     Later that year the company licensed biosensor technology from Oxford University. Further developed at Cranfield University, the technology was patented worldwide in 1984. In the same year, an R&D and manufacturing facility was opened in Abingdon, located in the United Kingdom, and exclusive distribution rights were awarded to Baxter Travenol.

     By 1988, Genetics International had been renamed MediSense Inc. As the company’s success grew, so did its portfolio of products. MediSense® was the first company to commercialize biosensor technology. In 1994, MediSense Inc. went public in the United States with an initial public offering of 4.5 million shares at $12 per share. Following a number of industry triumphs between 1989 and 1996, Abbott Laboratories acquired the company, combining the resources and strengths of the two organizations.

     Today, Abbott Laboratories, MediSense Products is a leader in the development of innovative products to meet the needs of people living with diabetes. MediSense® is based in Bedford, Massachusetts, with two additional manufacturing facilities in Abingdon and Witney in the United Kingdom, and the company also operates multiple sales offices around the globe.

     The MediSense line of home blood glucose monitoring systems gives individuals living with diabetes accurate and convenient testing options. In addition, MediSense supplies hospitals and medical professionals with advanced meter systems that allow for superior monitoring results for managing testing needs. MediSense’s state-of-the-art portfolio of products provides a variety of blood glucose monitors for use in both home and hospital settings.

MediSense History

1981	Creation of Genetics International with offices in Cambridge, Massachusetts. Invention of first biosensor for glucose detection (Oxford University).

1982	Technology patented worldwide. Baxter obtains exclusive distribution rights. Opened strip R&D plant in Abingdon, U.K.

1986	ExacTech® Pen, the world’s first commercial glucose biosensor, approved in the U.S. 1987 ExacTech Pen launched in Europe.

1988	Genetic International changes name to MediSense, Inc.

1989	Launch of ExacTech Card, a credit card-sized monitor with enlarged display.

1990	Launch of MediSense Card and MediSense Pen, the first personal glucose system with blood detection capability for auto start and the first biosensors with third electrode that detects blood interferents.

1991	Satellite G, the first dedicated hospital glucose system with individual bar-coded strips, is launched.

1994	Launch of Precision Link™, a PC based product to display historical and trending information on glucose results to both home and professional users.

1995	Launch of ExacTech RSG, the first no calibration personal glucose meter.
Launch of Precision QID® monitor and strip that allow the user to hold the meter during the test. 1996 Abbott Laboratories acquires MediSense, Inc.

1997	Launch of upgraded strip technology that requires lower blood volume.

1998	Precision™ Plus Electrodes, Precision™ PCx™ and QC Manager are launched. Precision PCx is a hospital product designed for point-of-care testing, with data management and scanned barcode capabilities. QC Manager is a comprehensive hospital data management system used with PCx to meet the needs of both patient results and regulatory data storage and record keeping.

1999	Opened new, state-of-the-art manufacturing plant in Witney, U.K., to expand manufacturing capabilities.

2000	Precision Xtra™ Launch: This monitor was designed with features that make it easier to use, including date and time recording, data storage for 450 tests, a larger display, replaceable batteries, and multiple language capability. It is also the first personal blood glucose monitor to offer ketone testing capability.

2001	Sof-Tact™/Soft-Sense, the first integrated alternate-site glucose monitoring system to provide virtually painless, one-step testing is launched in the U.S. and abroad.

Worldwide launch of TrueMeasure™ Technology, our proprietary strip design that includes a dedicated fill trigger electrode to ensure sufficient blood sample; end/top-fill application for improved ease of use, and proprietary chemistry that screens out interfering agents, such as vitamin C and acetaminophen.

2003	Precision PCx 2.2.1™ system, an enhanced version of a hand-held, point-of-care blood glucose testing system, is launched. The new system and test strip were developed based on feedback from diabetes caregivers in the hospital setting. Precision PCx 2.2.1 offers several advantages in the areas of test strip performance, sample application, error reduction, ease-of-use and data management.

     In connection with the proposed merger, TheraSense will file a proxy statement and other relevant documents with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THERASENSE AND ABBOTT THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THERASENSE BY DIRECTING A REQUEST TO: INVESTOR RELATIONS, THERASENSE, INC., 1360 SOUTH LOOP ROAD, ALAMEDA, CA 94502; PHONE (510) 749-5400. DOCUMENTS FILED WITH THE SEC BY ABBOTT MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM ABBOTT BY DIRECTING A REQUEST TO: INVESTOR RELATIONS, ABBOTT LABORATORIES, 100 ABBOTT PARK, ROAD, ABBOTT PARK, IL 60064; PHONE (847) 937-7300.

     TheraSense, Abbott and their respective directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of TheraSense’s stockholders and their interests in the solicitation will be set forth in the proxy statement when it is filed with the SEC.